EXHIBIT 3.1.28

A0605523
FILED
In the office of the Secretary of State
of the State of California.

DEC 24 2003

CERTIFICATE OF AMENDMENT OF
THE ARTICLES OF INCORPORATION
OF VIKING COMPONENTS INCORPORATED

/s/ Kevin Shelley

KEVIN SHELLEY, Secretary of State

We, the undersigned, Steven H. Jackman and Shelly L. Byers, do hereby certify that:

We are the Vice President and Corporate Counsel and the Assistant Secretary, respectively, of Viking Components Incorporated, a California corporation.

Article One of the Articles of Incorporation of this corporation is amended to read as follows:

“The name of the corporation is Viking Interworks Inc.”

The foregoing amendment of Articles Incorporation has been duly approved by the Board of Directors of Viking Components Incorporated.

The foregoing Articles of Amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is Two Hundred Fifty Thousand (250,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than Fifty percent (50%).

We further under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 12, 2003.

/s/ Steven H. Jackman
Steven H. Jackman
Vice President and Corporate Counsel

/s/ Shelly L. Byers
Shelly L. Byers,
Assistant Secretary

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